Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use in the annual March 31, 2015 Form 10-K report of Apollo Medical Holdings, Inc. of our report dated May 7, 2014 (except for note 12 which is as of March 6, 2015 and note 9 for which is as of April 24, 2015 ), relating to our audit of the consolidated financial statements of Apollo Medical Holdings, Inc. as of and for the year ended January 31, 2014, which is incorporated by reference and appears in this report. We also consent to the reference to us under the caption “Experts” in this registration statement.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

July 14, 2015